UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

                                SEC FILE NUMBER
                                   333-57780
                                    -------

                                CUSIP NUMBER
                                  4584C107
                                  --------
                  Form 10-K or Form 10KSB      Form 20-F      Form 11-K
                X Form 10-Q or Form 10QSB      Form N-SAR      Form N-CSR
                      For Period Ended: March 31, 2007
     Transition  Report  on  Form  10-K
     Transition  Report  on  Form  20-F
     Transition  Report  on  Form  11-K
     Transition  Report  on  Form  10-Q
     Transition  Report  on  Form  N-SAR

                        For the Transition Period Ended:

  If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                         PART I - REGISTRANT INFORMATION

                                InterCare DX, Inc.
                             -----------------------

                            Full Name of Registrant

                               InterCare  DX, Inc.
                               --------------------
                            Former Name if Applicable
                               6201 Bristol Parkway
                          -----------------------------
            Address of Principal Executive Office (Street and Number)
                          Culver City, California 90230
                          -----------------------------
                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
x (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant files this report for a 5 days extension, from May 15, 2007 to May 21, 2007, for filing its quarterly report on Form 10QSB for the period ended March 31, 2007. The Registrant will not file its form 10QSB by May 15, 2007 because it will be unable to complete the preparation of its financial statements by the initial filing date without unreasonable effort or expense since the registrant CEO has been on overseas business trip, and was not be able to complete quarterly on report on Form 10QSB by the May 15, 2007 due date.

The Registrant anticipate that it will be able to file the complete Quarterly report on form 10QSB on May 21, 2007

                           PART IV - OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

                         Anthony C. Dike     213     627-8878
                         ---------------     ---     --------
                    (Name)     (Area Code)     (Telephone Number)


     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
(2)     x  Yes   No

     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
       Yes  x  No

(3) If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             InterCare DX, Inc.
                             -----------------------
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  05/15/2007     By:     /s/  Anthony  C.  Dike
                             ----------------------
                              Anthony  C.  Dike
     Title:                    Chairman  &  CEO